NYNEX Senior Management Non-Qualified Defined Contribution Pension Plan


Effective April 18, 1996, the NYNEX Senior Management Non-Qualified Defined Contribution Pension Plan (Executive Retirement Account Plan) was amended to conform to the amendment to the NYNEX Senior Management Non-Qualified Pension Plan effective April 18, 1996, and to the amendment to the NYNEX Senior Management Non-Qualified Pension Plan approved by the Board of Directors on September 21, 1995 which provided that any withdrawal of a Participating Company from, or termination of, that Plan, as applicable, shall not affect or reduce
(a) the benefits of retired Senior Managers or their annuitants or (b) benefits accrued as of the date of such withdrawal or termination for active Senior Managers.